Exhibit 99(a)(1)(H)

        This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated July 14, 2003 and the related Letter of Transmittal and any amendments or supplements thereto, and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

(and the Associated Preferred Share Purchase Rights)

of

Information Resources, Inc.

at

$3.30 Net Per Share In Cash, Plus One Contingent Value Right Per Share
Representing the Right to an Amount Equal to a Portion of
Any Potential Proceeds of an Antitrust Lawsuit

by

Gingko Acquisition Corp.
a wholly-owned subsidiary of
Gingko Corporation
and
Symphony Technology II-A, L.P.
and
Tennenbaum & Co., LLC

        Gingko Acquisition Corp. ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Gingko Corporation, a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of common stock, $0.01 par value per share (the "Common Stock"), of Information Resources, Inc., a Delaware corporation (the "Company"), and the associated preferred share purchase rights (the "Rights", and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, as amended and restated as of October 27, 1997, as further amended as of June 29, 2003, between the Company and Harris Trust and Savings Bank as Rights Agent (the "Rights Agreement"), at $3.30 per Share, net to the seller in cash, plus one contingent value right ("CVR") per Share representing the right to receive an amount equal to a portion of potential lawsuit proceeds, if any, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 14, 2003 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

        THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 8, 2003 UNLESS THE OFFER IS EXTENDED.

        The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Pursuant to an Agreement and Plan of Merger dated as of June 29, 2003 (the "Merger Agreement") by and among the Company, Parent and Purchaser, as soon as practicable after completion of the Offer, Parent currently intends to designate representatives to serve on the Board of Directors of the Company in proportion to Purchaser's ownership of Shares following the Offer and to seek to have the Company consummate a merger with us. Pursuant to that merger, outstanding Shares not owned by Purchaser (other than Appraisal Shares (as defined in the Merger Agreement)) will be converted into the right to receive an amount of cash and number of CVRs in an amount equal to the price per Share and number of CVRs per Share paid to tendering stockholders pursuant to the Offer. The terms and conditions of the CVRs and the related CVR agreement are described in the Offer to Purchase referred to above.

        The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that, together with the Shares owned by Purchaser and Parent, represent a majority of the total number of Shares outstanding on a fully-diluted basis. The Offer is also subject to the other conditions described in the Offer to Purchase. If any such condition is not satisfied at the Expiration Date (as defined below), either Parent or Purchaser may (i) terminate the Offer and promptly return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all of the tendered Shares until the expiration of the Offer as so extended, or (iii) (subject to the Merger Agreement) waive any such condition(s) and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered before 12:00 Midnight, New York City time, on August 8, 2003 (such expiration time and date, or any expiration time and date established pursuant to an authorized extension of the Offer as so extended, the "Expiration Date") and not withdrawn. The Offer is not conditioned upon Parent or Purchaser obtaining financing.

        THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES OF COMPANY COMMON STOCK PURSUANT TO THE OFFER.

        Purchaser reserves the right, pursuant to the Merger Agreement, to extend the period of time during which the Offer is open without the consent of the Company (i) from time to time if, at the Expiration Date, any conditions of the Offer have not been satisfied or waived, until such conditions are satisfied or waived as permitted by the Merger Agreement, or (ii) for any period required by the SEC. Any such extension will be followed as promptly as practicable by public announcement of that fact. After the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived, but not 100% of the Shares have been tendered, Purchaser may, subject to certain conditions, include a subsequent offering period pursuant to which Purchaser may add a period of between three and 20 business days to permit additional tenders of Shares. Stockholders tendering Shares during the subsequent offering period will not have the right to withdraw any Shares tendered during that subsequent offering period.

        For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to LaSalle Bank National Association, which is acting as depositary for the Offer (the "Depositary"), of its acceptance for payment of the tenders of those Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for those Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. UNDER NO CIRCUMSTANCES WILL PURCHASER PAY INTEREST ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSIONS OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

        Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, those tenders are irrevocable, except that they may be withdrawn after September 11, 2003 unless those Shares have been accepted for payment as provided in the Offer to Purchase. To withdraw tendered Shares, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to those Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered those Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted before the release of those Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        The information required to be disclosed by paragraph (d)(i) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.

        The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related documents will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

        The sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax law.

        The Offer to Purchase, the related Letter of Transmittal and the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of the Company's Board of Directors and the reasons therefor) contain important information. Stockholders should carefully read these documents in their entirety before making a decision with respect to the Offer.

        Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense.

        The Information Agent for the Offer is:

  Mackenzie Partners, Inc.
  105 Madison Avenue
  New York, New York 10016
  (212) 929-5500 (Call Collect)
  or
  Call Toll-Free (800) 322-2885
  E-mail: proxy@mackenziepartners.com
  July 14, 2003